News Release	EXHIBIT 99.1

P.O. Box 110    •    Route 5    •    South Deerfield    •    MA    •    01373-0110
FOR IMMEDIATE RELEASE
Contact:         Bruce H. Besanko
Gerald F. Lynch
(413) 665-8306
THE YANKEE CANDLE COMPANY, INC. REPORTS
FISCAL 2006 FIRST QUARTER RESULTS
First Quarter Revenue Up 12%, EPS up 30% to $0.30, including $0.05 Favorable Tax Adjustment
South Deerfield, MA — April 26, 2006 — The Yankee Candle Company, Inc. (“Yankee” or the “Company”; NYSE:YCC) today announced financial results for the first quarter ended April 1, 2006. Earnings per common share on a diluted basis increased 30% to $0.30 from $0.23 for the prior year quarter. Total sales for the first quarter were $133.9 million, a 12% increase over the year ago quarter. Total company comparable store sales increased 1%.
Included in the first quarter EPS is a favorable federal income tax adjustment of $2.3 million, or $0.05 per diluted share, primarily due to the resolution of prior years’ outstanding federal income tax matters. Earnings per common share on a diluted basis before the benefit of this tax adjustment was $0.25, an increase of 9% over the year ago quarter. 1
“First quarter 2006 EPS results were solid and at the high end of our expectations range, excluding a one-time tax adjustment”, commented Craig Rydin, Chairman and Chief Executive Officer. “Revenue exceeded our plan overall, with the retail division in all three business segments delivering higher growth on positive comparable store sales and wholesale sales within expectations. Our strong revenue performance this quarter is a tribute to all of our employees who worked together to create these solid results.”
First Quarter Highlights:
•	Retail sales were $61.6 million, a 19% increase over the fiscal 2005 first quarter. Comparable sales in the 330 retail stores including the South Deerfield flagship store that have been open for more than one year increased 3%. Comparable sales in the 329 retail stores excluding the South Deerfield flagship store increased 4%. Consumer Direct increased 53% over the fiscal 2005 first quarter. Including Consumer Direct, total retail comparable sales increased 8%.

1 See attached income statement for GAAP reconciliation.

•	Wholesale sales were $72.3 million in the first quarter, an increase of 7% over the year ago quarter. Wholesale comparable sales in the first quarter decreased 2%.

•	Gross profit increased 11% to $72.0 million for the first quarter versus the prior year quarter. As a percentage of sales, gross profit decreased to 53.8% compared to 54.4% for the prior year quarter, due to promotional costs in Wholesale and higher energy and freight costs.

•	Income from operations for the first quarter increased 2% to $19.2 million, from $18.8 million for the first quarter of 2005.
Craig Rydin continued, “We executed very well on several fronts this quarter, including our semi-annual clearance sale, our intensified core candle focus, and improved in-store presentation, which together with our Q4 price increase contributed to solid retail segment margins and our segment profit increase of 7%. The strong retail gain helped offset lower wholesale margins that were pressured by seasonal markdowns at national customers and the introductory promotional costs of new brand launches. Additionally, wax supply constraints at one of our major suppliers appear to be easing as our wax allocation has been increased from 70% to 100% of 2005 purchases.”
Forecast Highlights:
The Company also provided its sales and EPS guidance for the fiscal 2006 second quarter and full year. As is customary for Yankee Candle Company, this guidance excludes any impact of additional share repurchases. In addition, the full-year guidance excludes the first quarter 2006 one-time tax benefit of $0.05 per share.
•	For second quarter of 2006, the Company expects approximately 6%-8% total sales growth and earnings per diluted common share of $0.18 to $0.20 versus $0.19 in the second quarter of 2005. Prior year earnings per share included approximately $0.01 in a one-time benefit arising from a favorable adjustment to its gift card liability.

•	The Company’s full year guidance for diluted EPS growth remains unchanged at 11% – 14%, excluding the restructure charge taken in 2005, or 16% – 20% including the charge. As noted above, this outlook also excludes the Q1 2006 one-time tax benefit. Total sales growth is expected to be approximately 7%-8%.
Mr. Rydin concluded, “We are proud of our first quarter results, which reflect the initial benefits of the transition we aim to achieve this year. While we are still in early stages, we are applying the energy and focus of the entire Yankee Candle team and believe we are well positioned to deliver on our strategic priorities.”
The Company also announced that on April 25, 2006 it entered into a $100 million 364-day Credit Facility with Citizens Bank of Massachusetts. The terms and conditions of this credit facility mirror those of the Company’s existing credit facility and are more fully described in a Current Report on Form 8-K to be filed today with the Securities and Exchange

Commission. The funds will be utilized to fund, among other things, working capital, letters of credit, repurchase of the Company’s common stock and other general corporate purposes.
Earnings Conference Call:
The Company will host a conference call to be broadcast via the Internet at 1:00 p.m. (EST) this afternoon to more fully discuss fiscal 2006 first quarter results and outlook. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference.
The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee has a 36-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 17,000 store locations, a growing base of Company owned and operated retail stores (381 located in 42 states as of April 1, 2006), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,300 store locations (through its distribution center located in Bristol, England).
This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2006, and the second quarter thereof, the growth initiatives and specific actions discussed above and their impact on the Company’s future operating results, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks
	Ended			Ended
	April 1, 2006			April 2, 2005
Sales:
Retail	$61,637	46.03%		$51,819	43.45%
Wholesale	72,277	53.97%		67,436	56.55%

Total sales	133,914	100.00%		119,255	100.00%

Cost of sales	61,936	46.25%		54,424	45.64%

Gross profit	71,978	53.75%		64,831	54.36%

Retail	31,976	51.88	%(A)	28,340	54.69	%(A)
Wholesale	5,291	7.32	%(B)	4,153	6.16	%(B)

Total selling expenses	37,267	27.83%		32,493	27.25%

General & administrative expenses	15,464	11.55%		13,532	11.35%

Income from operations	19,247	14.37%		18,806	15.77%
Interest (income)	(7)	-0.01%		(6)	-0.01%
Interest expense	2,788	2.08%		936	0.78%
Other (income) expense	(145)	-0.11%		218	0.18%

Income before provision for income taxes	16,611	12.40%		17,658	14.81%
Provision for income taxes	4,140	3.09%		6,887	5.78%

Net income	$12,471	9.31%		$10,771	9.03%

Basic earnings per share	$0.30			$0.23

Diluted earnings per share	$0.30			$0.23

Weighted avg. basic shares outstanding	41,016			46,877
Weighted avg. diluted shares outstanding	41,262			47,312

Reconciliation of Non-GAAP Measures:
Net income, per common share, diluted as reported	$0.30
Tax adjustment	(0.05)

Adjusted net income per common share, diluted	$0.25

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	April 1,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,091	$12,655
Accounts receivable, net	42,920	42,546
Inventory	63,114	55,528
Prepaid expenses and other current assets	10,118	9,060
Deferred tax assets	5,428	6,734

Total Current Assets	130,671	126,523
Property, Plant And Equipment, net	135,218	139,089
Marketable Securities	2,284	2,223
Deferred Financing Costs	694	593
Deferred Tax Assets	73,000	73,975
Other Assets	12,408	12,731

Total Assets	$354,275	$355,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,827	$21,068
Accrued payroll	10,267	14,319
Accrued income taxes	1,905	20,828
Other accrued liabilities	16,394	34,326

Total Current Liabilities	43,393	90,541
Deferred Compensation Obligation	2,330	2,418
Long-Term Debt	208,000	178,000
Deferred Rent	15,767	16,031
Stockholders’ Equity	84,785	68,144

Total Liabilities And Stockholders’ Equity	$354,275	$355,134

The Yankee Candle Company, Inc.
April 26, 2006 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
Retail Stores	4	4	381

Wholesale Customer Locations — North America *	663	663	17,047

Wholesale Customer Locations — Europe	100	100	2,300

Square Footage — Gross	5,787	5,787	779,219

Square Footage — Selling	4,725	4,725	609,254

Total Company Comp Sales Change %	1%	1%

Wholesale Comp Sales Change %	-2%	-2%

Retail Comp Store Sales Change %	3%	3%

Retail Comp Store Count	330	—	330

Retail Comp Store Sales Change %, excl. S. Deerfield	4%	4%

Retail Comp Store & Consumer Direct Sales Change %	8%	8%

Sales per Square Foot (1)	—	$566
Store Count	—	335
Average store square footage, gross (2)	—	1,660
Average store square footage, selling (2)	—	1,284

Gross Profit (3)

Retail $	$38,758	$38,758

Retail %	62.9%	62.9%

Wholesale $	$33,219	$33,219

Wholesale %	46.0%	46.0%

Segment Profit (3)

Retail $	$6,783	$6,783

Retail %	11.0%	11.0%

Wholesale $	$27,928	$27,928

Wholesale %	38.6%	38.6%

Depreciation & Amortization (3)	$6,485	$6,485

Inventory per Store	$43,000	—

Inventory Turns	4.2	4.5 (4)

Capital Expenditures (3)	$2,279	$2,279
Shares Outstanding	41,073,371	—
Weighted avg diluted shares in EPS calculation	41,262,000	—

(1) Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.
(2) Excludes S. Deerfield and Williamsburg, VA Flagship stores.
(3) Dollars in thousands.
(4) Rolling four quarters.
*   Excludes Pet, Club, Office and tests